Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Spencer Gallien	Date	September 23, 2016
Telephone	+1 312-729-3698	Email	spencer.gallien@fleishman.com

JLL Income Property Trust
Closes $150 Million Credit Facility with Bank of America

Chicago (Sept. 23, 2016) - JLL Income Property Trust, an institutionally managed, daily valued perpetual life REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX), today announced it amended its revolving line of credit increasing its borrowing capacity to $150 million. The amended credit facility has a one year term with a six month extension option and bears interest based on LIBOR plus a spread ranging from 1.55% to 2.25%. Bank of America, N.A. is the lender and administrative agent for the facility and Merrill Lynch, Pierce, Fenner & Smith Incorporated served as lead arranger.

“This expanded credit facility provides us with increased capacity and greater flexibility to pursue our strategic objectives in what continues to be a highly competitive capital markets environment,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “We are also extremely pleased to expand our relationship with Bank of America Merrill Lynch.” The new facility will be used to accelerate acquisitions, provide working capital and other general corporate purposes.

JLL Income Property Trust is a daily valued perpetual life real estate investment trust (REIT) that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX)
Jones Lang LaSalle Income Property Trust, Inc. is a daily valued perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 17 countries worldwide and approximately $58 billion of assets under management of private and public property equity and debt investments. LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com.

Forward Looking Statements
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.